ENOVA CORPORATION                   PACIFIC ENTERPRISES
                    NEWS RELEASE

Media Contacts:

Doug Kline                           Mike Mizrahi
Enova Corporation                    Pacific Enterprises
(619) 696-4292                       (213) 244-3030
Web Page: http://www.enova.com       Web page: www.pacent.com

Analyst Contacts:

Mark Fisher                          Clem Tang
Enova Corporation                    Pacific Enterprises
(619) 696-4897                       (213) 244-3966


         ENOVA CORPORATION-PACIFIC ENTERPRISES MERGER
          GAINS U.S. DEPARTMENT OF JUSTICE CLEARANCE

SAN DIEGO and LOS ANGELES, March 9, 1998 -- Moving their merger one step closer to completion, Pacific Enterprises and Enova Corporation today announced an agreement with the U.S. Department of Justice to gain clearance for their merger.

"This clearance by the Department of Justice is a key step forward in the final consummation of our merger," said Richard D. Farman, president and chief operating officer of Pacific Enterprises. "It speeds the way for final approval by other regulatory agencies."

The agreement was signed today and will be filed in the U.S. District Court in Washington. It ends the Department of Justice's review and clears the merger under the notification requirements of the Hart-Scott-Rodino Antitrust Improvement Act. Under the agreement, Enova Corporation has committed to follow through on its previously announced plans to auction off San Diego Gas & Electric's (SDG&E's) two fossil-fuel power plants, located in Carlsbad and Chula Vista, Calif. SDG&E is the principal subsidiary of Enova Corporation.

"Under California's electric industry restructuring, SDG&E and the state's other electric utilities have been encouraged by regulators to exit the generation business," said Stephen L. Baum, chairman and chief executive officer of Enova Corporation. "As a result, we announced in November 1997 our plans to divest ourselves of SDG&E's generating assets. The Department of Justice obviously viewed our divestiture plans as a key issue in gaining accelerated clearance of the merger under the Hart-Scott-Rodino Act. We have made this commitment and plan to complete the auction process for our generating assets by the end of this year."

Additionally, as part of the agreement, Sempra Energy -- the company to be formed by the merger of Enova Corporation and Pacific Enterprises -- must get prior Department of Justice approval to acquire or control any existing California generation facilities in excess of 500 megawatts. Sempra Energy still may acquire and operate generation facilities outside of California or cogeneration or new generation facilities within California.

In October 1996, Pacific Enterprises and Enova Corporation jointly announced an agreement to combine their companies. The shareholders of both companies approved the merger March 11, 1997. The Federal Energy Regulatory Commission (FERC) conditionally approved the merger on June 25, 1997, and the Nuclear Regulatory Commission approved the merger Aug. 29, 1997. The California State Attorney General's office issued a favorable advisory opinion on the merger on Nov. 21, 1997. An administrative law judge with the California Public Utilities Commission
(CPUC) issued a proposed decision approving the merger Feb. 23, 1998. Final regulatory approvals still must gained from the CPUC, FERC and the Securities and Exchange Commission. It is anticipated that all regulatory approvals will be gained and Sempra Energy will be operational in the summer of 1998.

Enova Corporation (NYSE: ENA), based in San Diego, is a leading energy management company providing electricity, gas and value-added products and services in the United States and Mexico. Enova is the parent company of San Diego Gas & Electric Company (SDG&E), Enova International, Enova Financial, Califia and Pacific Diversified Capital. SDG&E has 1.2 million electric meters and 715,000 natural gas meters, serving 3 million consumers in San Diego and southern Orange counties.

Pacific Enterprises (NYSE: PET) is a Los Angeles-based energy-services company, whose Southern California Gas Co. unit is the nation's largest natural gas distributor, with 4.8 million natural gas meters serving 18 million consumers. Pacific Enterprises also has interstate and offshore natural gas pipelines, centralized heating and cooling facilities and natural gas distribution operations in Latin America.

Enova Corporation and Pacific Enterprises jointly own Energy Pacific, a retail energy-services marketing company, and Sempra Energy Trading, a wholesale energy commodity trading firm.
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